1. Name and Address of Reporting Person
   Hays, Thomas A.
   No 1 Leggett Road
   Carthage, MO 64836
   USA
2. Issuer Name and Ticker or Trading Symbol
   Leggett & Platt, Incorporated (LEG)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              25000            I           Held in
                                                                                                                       Limited
                                                                                                                       Partnership,
                                                                                                                       Hays is Gen.
                                                                                                                       Partner

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $8.4063                                              01/01/2012 Common                      2856     D
(Right to buy)                                                                 Stock
Stock Options  $8.844   01/02/2001 A         4297        01/02/2002 01/02/2016 Common  4297     $0.0000    4297     D
(Right to buy)                                                                 Stock
Stock Options  $8.9375                                              08/01/2015 Common                      205      D
(Right to buy)                                                                 Stock
Stock Options  $10.2813                                             01/03/2015 Common                      3258     D
(Right to buy)                                                                 Stock
Stock Options  $10.625                                              01/02/2013 Common                      2824     D
(Right to buy)                                                                 Stock
Stock Options  $11.125                                              01/04/2014 Common                      2966     D
(Right to buy)                                                                 Stock
Stock Options  $12.75                                               08/06/2013 Common                      111      D
(Right to buy)                                                                 Stock
Stock Options  $19.9    05/09/2001 A         1256        11/09/2002 05/08/2011 Common  1256     $0.0000    1256     D
(Right to buy)                                           <F1>                  Stock
Stock Options  $20.8125                                             05/02/2010 Common                      1201     D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
The option vests in three equal annual installments beginning on November 9, 2002.

SIGNATURE OF REPORTING PERSON
/s/ Thomas A. Hays

DATE
02/13/2002